EXHIBIT 99.1
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[NATIONAL PENN BANCSHARES, INC. LOGO OMITTED]                      PRESS RELEASE



Immediate

Catharine S. Bower - (610) 369-6618

Gary L. Rhoads - (610) 369-6341


              NATIONAL PENN BANCSHARES, INC. DECLARES CASH DIVIDEND

Boyertown, PA, January 26, 2005 - - The Board of Directors of National Penn Bancshares, Inc. has declared a first quarter cash dividend of $.20 per share for shareholders of record on February 5, 2005. The cash dividend will be paid February 17, 2005.

         National Penn Bancshares has approximately 34.5 million common shares outstanding as of January 26, 2005.

         National Penn Bancshares, Inc. is a $4.34 billion financial services company operating 73 community offices in southeastern Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, and The Peoples Bank of Oxford Divisions. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland. National Penn's trust and investment management services are provided through Investors Trust Company and FirstService Capital, Inc.; brokerage services are provided through National Penn Investment Services; mortgage banking activities are provided through National Penn Mortgage Company; insurance services are provided through National Penn Insurance Agency, Inc., and equipment leasing services are provided through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the NASDAQ Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's Web site at www.nationalpennbancshares.com.

         This press release contains forward-looking statements concerning future events. Actual results could differ materially due to deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in NPBC's reports filed from time to time with the Securities and Exchange Commission, which are incorporated herein by reference. NPBC cautions you not to place undue reliance on these statements. NPBC undertakes no obligation to publicly release or update any of these statements.

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